Exhibit 10.34

ZHIMA CREDIT SERVICE AGREEMENT

This Agreement is entered into by and between Zhima Credit and the Company and the effective term of this Agreement shall commence as of the date when the Parties affix seals hereon and end on the first anniversary of the date when the services are actually activated for the Company, which may be renewed in accordance with relevant provisions of this Agreement.

Company:

Legal Name: Beijing Happy Time Technology Development Co., Ltd. (“Company”)

Domicile: Unit 1, 12/F, Building No.1, Court No.1 Danling Street, Haidian District, Beijing

Contact Address: Qufenqi, 12/F, Internet Financial Center, A1 Danling Street, Haidian District, Beijing

Contact Person: [REDACTED]1

Telephone No.: [REDACTED]2

Facsimile:

Email: [REDACTED]3

Zhima Credit:

Legal Name: Zhima Credit Management Co., Ltd. (“Zhima Credit”)

Domicile: Room 612, Building A, No.525 Xixi Road, Xihu District, Hangzhou

Contact Address: 2/F, Tower B, Huanglong Time Square, 18 Wantang Road, Xihu District, Hangzhou, Zhejiang 310099, China

Contact Person: [REDACTED]4

Telephone No.: [REDACTED]5

Facsimile:

Email: [REDACTED]6

[1]	Confidential treatment requested
[2]	Confidential treatment requested
[3]	Confidential treatment requested
[4]	Confidential treatment requested
[5]	Confidential treatment requested
[6]	Confidential treatment requested

Linkage Mechanism of the Parties for Services Provided to the User	Liaison Officer of the Parties for Objection Handling and Their Contact Information

Liaison officer of linkage mechanism for services provided to the User: A liaison officer for customer satisfaction is required for establishment of a user problem-solving linkage mechanism, so as to timely and reasonably deal with the problems encountered by the User in the use of the services agreed hereunder or the corresponding services provided by the Company, or if any pending problem is escalated to a higher level or evolves into a public opinion risk.	Liaison officer for objection handling: A liaison officer is required for establishment of a smooth and stable objection communication linkage mechanism, so as to guarantee that when an objection is raised by the User, the objection application made by the User could be timely and effectively handled in accordance with the requirements set forth in the Regulations on Administration of Credit Investigation Industry.

Liaison officer of the Company: [REDACTED][7]	Liaison officer of the Company: [REDACTED][8]

Telephone No.: [REDACTED][9]	Telephone No.: [REDACTED][10]

Email: [REDACTED][11]	Email: [REDACTED][12]

Liaison officer of Zhima Credit: [REDACTED][13]	Liaison officer of Zhima Credit: [REDACTED][14]

Telephone No.: [REDACTED][15]	Telephone No.: [REDACTED] [16]

Email: [REDACTED][17]	Email: [REDACTED][18]

[7]	Confidential treatment requested
[8]	Confidential treatment requested
[9]	Confidential treatment requested
[10]	Confidential treatment requested
[11]	Confidential treatment requested
[12]	Confidential treatment requested
[13]	Confidential treatment requested
[14]	Confidential treatment requested
[15]	Confidential treatment requested
[16]	Confidential treatment requested
[17]	Confidential treatment requested
[18]	Confidential treatment requested

General Provisions

The Company and Zhima Credit (individually referred to as a “Party”, collectively as the “Parties”) agree as follows:

1.	Service Zhima Credit shall provide the services agreed under this Agreement according to Appendix 1 attached hereto. The Company shall use the services provided by Zhima Credit according to the User’s authorization and obtain relevant information based on such services, but only to the extent of the business scope defined in Appendix 1 hereof. The Company shall not carry out any commercial or non-commercial activities for the benefit of any third party or on the website of any third party or by taking advantage of the services provided by Zhima Credit.

2.	Payment and Settlement The Company shall pay service fees to Zhima Credit according to relevant provisions set forth in Appendix 1 hereof. The Company shall not otherwise charge any fees from the User with respect of the services provided by Zhima Credit under this Agreement.

3.	Representations and Warranties

A Party makes the following representations and warranties to the other Party and acknowledges that the other Party executes this Agreement by relying on such representations and warranties:

A.	(i) It is an independent legal person duly incorporated, validly existing and in good standing pursuant to the laws of the place of its incorporation;

(ii)    It has made effective registration of its currently-conducted business in all judicial jurisdictions where it carries out its business;

(iii)    It has obtained all permits, licenses, regulatory approvals and powers necessary for carrying out business according to the legal requirements of each judicial jurisdiction where it carries out its business;

(iv)    It owns necessary corporate authority, power and legal right to execute and implement this Agreement and perform its obligations under this Agreement.

B.	This Agreement has been duly executed by it and constitutes valid and binding obligations, enforceable against it according to the terms of this Agreement. It is not required under any laws or contractual requirements to obtain any permission or consent from any person, government or institution to execute this Agreement and perform the obligations hereunder, except as otherwise agreed in this Agreement.

C.	Its execution and performance of this Agreement will not (i) conflict with its incorporation certificate or articles of association (or any similar corporate documents under any applicable laws), or (ii) violate any judgment, decree, order, law and administrative rule applicable to it.

D.	As far as it knows, there is no litigation, legal proceeding or investigation that could be reasonably expected to have any adverse effect on the performance of its obligations under this Agreement.

E.	It will comply with any and all laws, regulations and rules applicable to the product, service and business operation provided by it under this Agreement.

4.	Rights and Obligations of the Parties

A.	Before the Company inquires the information of each User with Zhima Credit, the Company must clearly notify the User of such information inquiry and obtain the written authorization from such User which shall stipulate the purpose for which the User’s information will be used by the Company. Zhima Credit shall have the right to review the User’s authorization obtained by the Company for the use of Zhima Credit Services. Zhima Credit shall, at the unilateral request of the User, have the right to revoke the inquiry authorization granted to the Company, unless the Company has previously agreed in writing with the User that the User irrevocably authorizes the Company to inquire the User’s information with Zhima Credit within a certain period. The Company is not allowed to inquire any information of such User after the revocation of authorization and shall not claim against Zhima Credit for assuming any liability in this regard.

If the Company chooses the products or the services other than Zhima Credit Scoring, Industry Watchlist and Out-of-Contact Information Recovery as listed in Appendix 1 hereof, it shall guarantee that it has obtained the authorization of the User, assenting that Zhima Credit and its cooperative agencies may give feedback on whether the User’s information provided by the Company are true, valid and accurate and whether there is any correlated risks by making comparative analysis of such information and the User’s information respectively retained by them.

B.	The Parties shall actively provide cooperation for the joint-debugging test required for the launching of service interface.

C.	Zhima Credit may use the feedback information provided by the Company according to the provisions of this Agreement for the services provided by Zhima Credit and may process and use such information according to laws, including supplying the same to a third party.

D.	If Zhima Credit finds, at any time, that the service interface has any unusual inquiry, Zhima Credit shall have the right to take emergency measures, such as suspending the privilege of inquiry; the Company shall cooperate with Zhima Credit in a timely manner by providing relevant information to Zhima Credit for verification of unusual inquiry.

E.	The Company guarantees that, if it finds any Adverse Information or other risk-related information of the User by making inquiry according to this Agreement, and the Company takes measures to restrict the User from using the Company’s services based on the information so found, the Company shall be solely responsible for the measures taken by it. The Company will not advise or disclose the aforementioned information to any third party other than the Parties hereto, nor will it inform the User subject to any Adverse Information or risk-related information that the source of such information is Zhima Credit, otherwise, the Company shall be deemed as having materially breached this Agreement.

F.	The Company shall promptly update Zhima Credit Scoring of the User as shown in the business of the Company (if the business requires showing such information to other users of the Company) in strict compliance with Zhima Credit Scoring of the User that is obtained by it by making inquiry with Zhima Credit. Once Zhima Credit notifies the Company that a certain User has terminated its use of Zhima Credit Scoring service, or the User revokes the authorization of inquiry granted to the Company through the management function of Zhima Credit Services, or no inquiry information is available according to the feedback given by Zhima Credit when the Company inquires Zhima Credit Scoring of the User, the Company shall promptly terminate the display of Zhima Credit Scoring in the business of the Company and shall properly notify other users that no Zhima Credit Scoring of such User will be displayed (if necessary). Furthermore, considering the inquiry results of each product and service listed in Appendix 1 may change from time to time, the Company shall not store the inquiry results for any subsequent use, otherwise, any and all risks and losses thereby caused shall be solely assumed by the Company.

G.	If the Company displays Zhima Credit Scoring of a certain User based on the needs of the inter-users check for any of its business, the Company shall cause the user(s) that check(s) such information to make the following representations or similar declarations by entering into an agreement with them or by other appropriate means: “it understands and agrees that Zhima Credit does not guarantee, expressly or impliedly, any action of the entity with a Zhima Credit Scoring. Zhima Credit Scoring and the evaluations or records of the credit status of such entity made by Zhima Credit are only used for evaluation of transaction conditions or decision-making by other entities. A person shall be solely responsible for any judgment or action made by it on reliance of such information”. If Zhima Credit is held accountable for any compensation or other liabilities due to the failure of the Company to perform any of the aforementioned obligations, the Company shall assume such compensation liability or other liabilities.

5.	Information Feedback and Objection

A.	The Company and Zhima Credit agree upon negotiation that, if the Company for any of its business uses Zhima Credit Scoring, Industry Watchlist, Zhima Credit Element List and Out-of-Contact Information Recovery to inquire the information of a User, the Company shall provide feedback information of such User based on the fields as listed in Appendix 2 hereof. The Company shall keep the record and evidence of each feedback information provided in Appendix 2 hereof for at least five years as of the information feedback date, so as to prove the authenticity and accuracy of the facts on which such information is based.

B.	The Company shall make response to the feedback information Objection raised by Zhima Credit or the Objection directly raised by the User by providing the verification result of such Objection within 7 Business Days after receiving the Objection notice from Zhima Credit or the Objection directly made by the User. If the information subject to Objection is proven to be inaccurate or the User disagrees with the verification result, the Company shall give feedback of relevant data to Zhima Credit within the aforementioned period of time. Any failure of the Company to give feedback within the required time limit shall constitute a breach under this Agreement and the Company shall pay to Zhima Credit the liquidated damages of RMB[REDACTED][19] for each breach. “Objection” refers to the investigation on the authenticity and accuracy of the feedback information.

C.	If, during the initial effective term of this Agreement and any single Renewed Term hereof, the information subject to Objection is proven to be inaccurate or the aggregate number of the information that are not fed back in time exceeds 200 in the course of the Objection-handling and the Objection Support Rate reaches 0.01%, Zhima Credit shall have the right to terminate this Agreement without any further notice. “Objection Support Rate” refers to, when the User raises any Objection to Zhima Credit or the Company with respect to the feedback information provided by the Company, and Zhima Credit and (or) the Company finds errors in such information after investigation and thus all or a part of the Objection raised by the User is supported, or when the Company fails to provide investigation and handling result of such Objection on time, the proportion of the number of the information subject to Objection which are supported or for which the Company fails to give any feedback to the aggregate number of the information subject to Objection.

D.	After expiration of the effective term of this Agreement, as to any Adverse Information provided by the Company, the Company shall continue to cooperate with Zhima Credit to carry out the investigation of Objection according to the provisions of this Section 5 till 5 Years following the termination date of the misconduct or adverse event. If the User claims for compensation or Zhima Credit suffers from any loss due to breach of the aforementioned provisions by the Company, the Company shall be held accountable for such compensation or loss.

[19]	Confidential treatment requested

E.	If the Company fails to actively provide the feedback information or fails to make response to the investigation of Objection pursuant to this Agreement, it shall be deemed that the Company commits a material breach of this Agreement. The Parties shall deal with the Objection through the Objection-handling liaison officer respectively designated by them and relevant contact information thereof.

F.	If the Company finds that the User’s information transmitted or provided to Zhima Credit is inaccurate or the Company actively makes amendment, modification, supplement or update of such information, the Company shall deliver such amended, modified, supplemented or updated information to Zhima Credit Platform by means of the system integrating and shall at the same time personally notify Zhima Credit of such amendment, modification, supplement or update.

6.	User Information

A.	Each Party shall accurately and timely deliver and supply the User’s information to the other Party in accordance with the provisions of this Agreement.

B.	Each Party shall obtain the necessary and appropriate written authorization from the User to collect, inquire and supply the User’s information in accordance with applicable laws and regulations and relevant provisions of this Agreement, and shall guarantee to hold the other Party harmless from any dispute, litigation or loss arising from any defect in the content, method or procedure of obtaining the authorization from the User. Each Party shall guarantee the traceability of the aforementioned authorization granted by the User and keep reasonable evidence of such authorization so as to prove the fact that the authorization has been granted if and when necessary. A Party shall, at the request of the other Party, provide relevant evidence materials of the authorization granted by the User.

C.	Each Party shall honestly, accurately, timely and objectively collect, record, process, store, amend, modify, supplement and update the User’s information in accordance with the provisions of this Agreement.

D.	If the Company provides any Adverse Information of the User to Zhima Credit, the Company shall notify the User of each of such Adverse Information provided to Zhima Credit in an appropriate manner.

7.	Safety of User Information

“User Information Processing” means any one or more than one of the following actions: store, amendment, transfer, transmission, deletion and removal of the User’s information, and any other related actions.

1.	The Parties shall use appropriate and reasonable equipment, technology, measures and staffing organization form to fully protect the safety of the User’s information, so as to avoid any abuse, misuse, loss, theft, disclosure or illegal and unreasonable amendment, deletion and removal of the User’s information.

2.	The Parties shall ensure that the employees, consultants, outsourcing companies and information processing service providers that have access to and can process the personal information of the User shall be permanently obligated to keep confidential such information.

3.	The Parties shall at least establish the following internal organizations and procedures to ensure the safety of the User’s information:

A.	The Parties shall impose a definite and strict restriction regarding authority of the personnel who have access to the User’s information, so as to make sure that such personnel may only have access to the User’s information within the scope of authority.

B.	Any personnel without appropriate authorization shall not have access to the User’s information and the relevant information processing system, regardless of whether such access is physical contact or logical access.

C.	The User’s information shall not be accessed, used, duplicated or processed without appropriate authorization.

D.	Sensitive and private information of the User shall not be stored in plaintext and reasonable encryption technology shall be used in the course of transmission of the information.

E.	The Parties shall establish the examination and trace mechanism to record the User’s information that is accessed, used, duplicated and processed as well as the name of the individual who takes such actions, the time when the relevant actions are taken and the reason or purpose for such actions.

F.	The User information processing system shall be kept at a proper and reasonable safety level and maintain a backup system, so as to keep the User’s information safe from any accidental damage and loss.

G.	The information of different Users and the User’s information used for different purposes shall be separately used and processed.

4.	Each Party shall promptly notify the other Party of any actual or suspected breach of this Section 7.

5.	Each Party shall regularly examine and verify that it has complied with all provisions contained in this Section 7 and keep a written record of such examination and verification.

8.	Disclaimer Zhima Credit disclaims any warranty, expressed or implied, as to any credit services and credit information provided by it, the financial standing, consumption ability, debt repayment willingness and ability, credit worthiness, credit status, credit capability, credit character of the User, and any or all of the general reputation of the User. The Company shall be solely responsible for any judgment, decision and action (whether being commercial or not) made by it and any transaction condition offered by it to the User based on the services and information provided by Zhima Credit, and Zhima Credit shall not assume any liability in this regard, except and only to the extent that it is proven that Zhima Credit deliberately deceives the Company. The Company shall ensure that its business partner agrees to and accepts the aforementioned disclaimers and in no event will its partner assert claims against Zhima Credit.

9.	Indemnification A Party (“Indemnifying Party”) shall make indemnification to the other Party (“Indemnified Party”) for any and all loss, cost and expense (including but not limited to the reasonable attorney’s fee, fee and fine) and interest accrued thereon as suffered by the Indemnified Party due to any breach of this Agreement committed by the Indemnifying Party and any of its employees or agents.

10.	Limitation of Liability In no event shall the Parties be held accountable for any loss of profit or any indirect, incidental, special, punitive or opportunistic damage, regardless of whether such damage is predicable or not, or whether the other Party has been informed of the possibility of such damage.

11.	Intellectual Property Rights Zhima Credit owns all rights, titles and interests in and of its services, including the intellectual property rights of relevant services. If, during the effective term of this Agreement, each Party grants a non-exclusive, non-transferable right to the other Party, without the right to sublicense, to use its intellectual property rights merely for the purpose of this Agreement in accordance with the provisions of this Agreement, and a Party finds the use of such intellectual property rights by the other Party infringes its legitimate interests or causes any adverse effect, such Party may send a written notice to the other Party to amend or withdraw the right so granted at any time within the effective term of this Agreement. Each Party agrees that use of the intellectual property rights of the other Party under this Agreement does not grant any proprietary right to it, and it shall exercise due care to protect the intellectual property rights of the other Party so as to hold the intellectual property rights of the other Party harmless from any infringement and damage. The aforementioned use of such intellectual property rights shall be immediately terminated once this Agreement is terminated.

Each Party allows its name, trademark, sign, logo and other information that may demonstrate its brand to be placed and displayed by the other Party in relevant business, provided that such name, trademark, sign, Logo and information shall be put and displayed at a prominent position at least on a par with that of other brands, such position including, without limitation, PC webpage, APP webpage, outdoor advertising and supplies in the offline stores, provided that each Party shall notify the other Party prior to its formal use of the aforementioned name, trademark, sign, Logo and information, otherwise, the other Party shall be entitled to terminate such use.

12.	Information and Privacy Each Party agrees to protect the consumer privacy and the consumer information by following the procedures required in relevant laws and regulations, and will use such information only for the performance of its obligations under this Agreement or other purposes permitted by laws. Each Party shall take commercially reasonable measures to keep such personal information under protection and hold such information harmless from abuse, loss or any unauthorized use, amendment and disclosure.

13.	Taxes The Parties shall bear any and all taxes and fees respectively incurred by them in connection with the performance of this Agreement, except as otherwise agreed in writing by the Parties.

14.	Confidential Information

A.	Any Party (“Receiving Party”) shall be obligated to keep confidential the content of this Agreement and any Confidential Information of the other Party (“Disclosing Party”) obtained by it due to the performance of this Agreement. The Receiving Party shall not disclose or otherwise advise the content of this Agreement and the Confidential Information of the Disclosing Party that it has learned to any party other than the Parties hereto (including any employee of the Parties who are not required to have access to such information), nor shall it use the content of this Agreement and the Confidential Information of the Disclosing Party for the purposes other than performance of this Agreement, except for the disclosure required by the laws, regulations, or other administrative rules applicable to it, or the court, the governmental department, stock exchange and other competent authorities. If any disclosure is required to be made under any of the aforementioned exceptional circumstances, the Receiving Party shall notify the Disclosing Party in writing of such disclosure at least three Business Days in advance, such that the Disclosing Party may have a reasonable opportunity to present its opinions on the proposed disclosure and may seek for protective order or prevent such disclosure. In such case, the Parties shall, without violation of any laws and regulations, jointly make every effort to avoid or diminish any loss or adverse effect caused by such disclosure to the greatest extent possible. The Receiving Party shall limit the disclosure within the minimum scope as required by such order or relevant regulations and truthfully make disclosure without any misstatement or misleading representation, and shall make best effort to ensure that the party receiving such information will keep strict confidential such information. The information subject to disclosure may be disclosed only if such information is approved by the Parties in writing, unless a valid written order issued by the court or the competent authority has identified the information to be disclosed and the Receiving Party has shown such written order to the Disclosing Party.

B.	“Confidential Information” means all non-public, proprietary or other confidential information, whether verbal or written or in other forms, including, without limitation, this Agreement and any supplementary agreement hereof, the performance of this Agreement and such supplementary agreement, and the documents and materials prepared in the course of business cooperation as contemplated hereunder; registered member information and financial information, technical information, operation information, customer information; business plan, capital structure form, budget, financial statements, cost, price and market plan, agreement and license; list of employees, customers, suppliers, shareholders, business partners or investors; technique, know-how, business process, trade secret, business model; explanation, sketch, flow chart, formula, blueprint and constituent components thereof; source code, target code, graphical design, user interface and other intellectual property rights (including the intellectual property rights of customers, suppliers and other third parties); interface technology, safety protocol, certificate and etc.

C.	The Parties shall take all necessary and reasonable steps to ensure that they (and their employees) will comply with the aforementioned provisions, so as to protect the materials received by them from being distributed, disseminated, disclosed, duplicated or misused and from being exposed to irrelevant personnel. Each Party shall protect the Confidential Information of the other Party by taking reasonable precautions at least as significant as those used for protection of its own Confidential Information, but not less than the level of due care.

D.	Without the written consent of the other Party, a Party shall not hold the press conference, make announcement of or otherwise disclose the content of this Agreement and the cooperation relationship between the Parties.

E.	The confidentiality provisions contained in this Agreement shall take effect as of the execution date hereof till five Years following expiration of this Agreement. The Parties shall permanently keep confidential the data of individual customers, the trade secret and other Confidential Information that are required to be perpetually kept confidential according to relevant laws and regulations. The Company and Zhima Credit undertake to continue to perform the confidentiality obligations hereunder during the aforementioned period of time after the termination of this Agreement. Each Party shall have the right to claim for compensation against the other Party if the other Party deliberately or neglectfully discloses the Confidential Information of such Party and thereby causes any loss.

F.	For the avoidance of doubt, Zhima Credit may legitimately use the feedback information provided by the Company in accordance with this Agreement for the services provided by Zhima Credit to a third party.

15.	Notice

A.	If any Party intends to amend its contact information as set forth in this Agreement, it shall send an amendment notice to the other Party at least 3 Days in advance. Prior to receiving such notice, the other Party shall have the right to make effective notice by addressing to the original contact information of such Party as listed hereunder before the amendment notice is served.

B.	Any and all notices and other communications required or permitted to be sent by the Parties under this Agreement shall be made in writting and sent to the specific contact information as designated in this Agreement by means of courier service, facsimile or email. The notice shall take effect when received. A rebuttable presumption of receipt will arise under any of the following circumstances: (i) when being signed in pursuant to the records of delivery, if sent by courier service; (ii) when the written confirmation of successful transmission is received by the sending party, if sent by facsimile; (iii) on the day when the email is sent out by the sending party, if sent by email. For the avoidance of doubt, any emails, including those containing the electronic signature of the sending party, shall not constitute an executed written agreement and shall not amend this Agreement in any way, except as otherwise specifically agreed in this Agreement.

16.	Effective Term and Termination

A.	This Agreement shall take effect as of the effective date hereof and the effective term of this Agreement shall end on the date as set forth in the first page hereof. If any Party that decides not to renew this Agreement fails to send the written non-renewal notice to the other Party at least 30 Days prior to the termination date hereof, the effective term of this Agreement shall be automatically renewed for another Year (“Renewed Term”) and there is no limitation on the number of renewal of this Agreement.

B.	Except as otherwise specifically agreed in this Agreement, any Party may terminate this Agreement without further notice under any of the following circumstances: (i) the other Party fails to correct its material breach of this Agreement within 10 Days after receiving the relevant notice; (ii) the other Party is engaged in any seriously unhealthy commercial activity, which adversely affects its own business reputation and the goodwill or product brand of another Party; (iii) the other Party is subject to bankruptcy, close-down, restructuring, liquidation, dissolution or other similar proceedings; (iv) the products or services agreed hereunder are not activated due to reasons attributable to the Company, or Zhima Credit does not receive the notice requesting for activation of services from the Company, each within four Months as of the effective date of this Agreement.

C.	Once this Agreement is terminated, the relevant obligations of the Parties under this Agreement shall be terminated, provided that Section 5 (Information Feedback and Objection), Section 7 (Safety of User Information), Section 8 (Disclaimer), Section 9 (Indemnification), Section 10 (Limitation of Liability), Section 11 (Intellectual Property Rights), Section 12 (Information and Privacy), Section 14 (Confidentiality Obligation) and other clauses hereof (including the payment obligation already incurred under this Agreement) that shall survive the termination of this Agreement based on their nature shall remain in full force and effect. Any due and payable amounts under this Agreement shall be paid in full.

17.	Force Majeure Neither Party shall be liable for any failure of or delay in performance caused by the Force Majeure event, provided that, the Force Majeure event shall not exempt a Party from the liability for payment of any amount due but unpaid. Any factor that could be counted as Force Majeure shall be essential for the performance of this Agreement and its range of influence shall be calculated on the part of the situations beyond the control of the affected Party and its actual duration. If any Force Majeure event occurs after a Party delays the performance of its obligations under this Agreement, such Party shall not take the Force Majeure event as an excuse for the delay of performance. “Force Majeure” means any objective situation that is unforeseeable, unavoidable and insurmountable, including, without limitation, natural disaster, fire, computer virus, design defect of tool software, hacker attack, change in law and policy, interruption of network connection operation of telecommunication operator, gateway accident of wireless carrier, unpredictable event caused by change of the User system, unpredictable massive increase of information flow and government interference.

18.	Planned Shutdown Zhima Credit shall not assume any liability for interruption of services caused by the Planned Shutdown, but Zhima Credit shall resume the operation of Zhima Credit Platform or the regular access to and use of the services as soon as possible. “Planned Shutdown” means a period of closedown, suspension or interference in the operation of Zhima Credit Platform or the supply of Zhima Credit Services which are arranged by Zhima Credit in advance for the following purposes: (1) to promote any new services or update the existing services to the party receiving the services; (2) to carry out defensive maintenance of the system; (3) to install or make significant adjustment to the basic equipment; or (4) to carry out maintenance of the services and the platform.

19.	Governing Law/Dispute Resolution This Agreement shall be governed by and interpreted according to the laws of the mainland region of the People’s Republic of China. Any dispute or demand arising out of or in connection with this Agreement, including, without limitation, interpretation, validity, breach and termination of this Agreement, shall be resolved through litigation. The court with litigious jurisdiction shall be the competent people’s court at the place where the defendant domiciles.

20.	Fees and Costs Each Party shall bear any and all fees and costs respectively incurred by it due to performance of this Agreement, except as otherwise specifically agreed under this Agreement.

21.	Entire Agreement The main body and the Appendices of this Agreement shall constitute an entire agreement between the Parties with respect to the subject matter of this Agreement and supersede any written and oral agreement and understanding previously reached by the Parties in respect of such subject matter. Except as otherwise specifically agreed under this Agreement, this Agreement maybe amended only if the Parties affix seals on the relevant written document of such amendment.

22.	Assignment Neither Party shall assign or transfer any of its obligations and rights hereunder without written consent of the other Party.

23.	Relationship Nothing in this Agreement shall be construed as establishing a joint venture, partnership, agency, trust or employment relationship between the Parties. In no event shall a Party make any description that could mislead others into believing in that there is any relationship other than those contemplated hereunder existing between the Parties. Furthermore, without written consent of the other Party, neither Party shall, by itself or through any media and other channels, announce the cooperation relationship between the Parties and other relevant information to a third party.

24.	No Implied Waiver Any waiver of a Party to the breach of any clause under this Agreement by the other Party and the failure of a Party in exercise of any right or privilege under this Agreement shall not be deemed as a waiver of any subsequent breach committed by the other Party or any waiver of any other clause, right and privilege under this Agreement.

25.	Severability If any clause of this Agreement is unenforceable or is held invalid, such clause shall be deemed as not existing or having been deleted and the remaining clauses hereof shall have full force and be enforceable.

Definition List

Terms	The following terms shall have the meanings set forth below, except as otherwise agreed under this Agreement:

Zhima Credit Services	means the services provided by Zhima Credit in relation to the credit information of the User, and the specific types of services shall be subject to those selected by the Company in the service application form.

User	means any individual using the Company’s product or Zhima Credit Services.

Intellectual Property Rights	means any (i) copyright, patent, know-how, domain name, trademark, trade name, service mark, brand name, company name, icon, sign and design (whether registered or not) and all relevant goodwill; (ii) registration application and the right of application for registration; and (iii) all other subject of intellectual property rights or similar forms of rights under protection (including, without limitation, the application program interface).

Zhima Credit Platform	means the equipment and facilities, software and hardware system and relevant resource and system used by Zhima Credit to operate Zhima Credit Services.

China/PRC	means the People’s Republic of China, for the purpose of this Agreement, excluding Taiwan, Hong Kong Special Administrative Region and Macao Special Administrative Region.

Adverse Information	means any of the following information that has an adverse effect on the credit status of the User: any information about the failure of the User in performing its obligations according to relevant agreement in the borrowing, purchase on credit, guarantee, lease, insurance, use of credit card and other similar activities, any information about the administrative punishment imposed on the User, any information about the judgment or ruling issued by the people’s court on performance and enforcement of the obligations of the User, and other adverse information provided for by the credit investigation industry supervision and administration authority of the State Council.

Taxes	means any governmental tax, levy or charge, and interest and default interest accrued thereon.

Business Day	means any day other than each Statuary, Sunday and public holiday in China.

Day	means a natural day.

Year/Month	means the period of time from the commencement date of such year/month to the date prior to the corresponding day of such commencement date in the next natural year/natural month.

Appendix 1: Services, Fees and Settlement
Name of Service	Service Description and Special Rules	Preferential Rate		Pricing Strategy

☒ Zhima Credit Scoring	Zhima Credit’s presentation of overall creditworthiness of a User in the form of score	RMB[REDACTED] 20 /person/month (Note: In the case of inquiries about the same User for a natural Month, only one such inquiry will be charged)		RMB[REDACTED]21/person in the case that the quantity of inquiries equals or is less than 10,000 persons for a Month; no service fee will be collected for a Month if the quantity of inquiries exceeds 10,000 persons for such Month

☐ Industry Watchlist	Zhima Credit specifies whether a User is contained in its Industry Watchlist and the corresponding risk type	The original price is RMB[REDACTED]22/person/year, and a preferential rate may be offered on the basis of the accumulated quantity of effective inquiries during the term of this Agreement.

☐ IVS	To evaluate the authenticity of information on a User, output an overall score and give reminders of the completeness and reliability of such user information

☐  Charged by the number of times of effective inquiries: RMB[REDACTED][23] each time

☒  Charged on a fixed-quantity package basis, and any effective inquiry exceeding the cap for use of information will be charged at RMB[REDACTED][24] each time

		Fixed-Quantity Package Cap for Effective Inquiry	Fixed-Quantity Package Price (RMB0,000)

		☐ 40 million inquiries/year	[REDACTED][25]

		☐ 6 million inquiries/year	[REDACTED][26]

		☐ 1 million inquires/year	[REDACTED][27]

The term “effective inquiry” means an inquiry with a feedback score between 1 point and 100 points. For this purpose, a Year shall commence from the end of a free service period (if any).

[20]	Confidential treatment requested
[21]	Confidential treatment requested
[22]	Confidential treatment requested
[23]	Confidential treatment requested
[24]	Confidential treatment requested
[25]	Confidential treatment requested
[26]	Confidential treatment requested
[27]	Confidential treatment requested

☐ Verification of Real-name Information	Verification service to verify ID card number and name on a whole-network basis	RMB[REDACTED] [28] each time	Charged by the number of times of inquiries

☐ Educational Background Verification	Educational background information verification service to verify educational background of a User graduating in or after 2002.	RMB[REDACTED] [29] each time	Charged by the number of times of inquiries

☐ Student Status Verification	Student status verification service to output expected graduation date. Student status information verification service covers those Users who are students at the time of verification only. Given the incompleteness of the national statistics on educational background and student status information, not all Users’ educational background and student status information can be verified and may be inconsistent with their actual conditions.	RMB[REDACTED] [30] each time	Charged by the number of times of inquiries

[28]	Confidential treatment requested
[29]	Confidential treatment requested
[30]	Confidential treatment requested

☐ Driving License Verification	Driving license information verification service	RMB[REDACTED][31] each time		Charged by the number of times of inquiries

☐ Vehicle License Verification	Vehicle license information verification service	RMB[REDACTED][32] each time		Charged by the number of times of inquiries

☐ Mobile Phone RAIN Score	Risk scoring based on, among others, the basic attributes, behavior characteristics and relationship network of a mobile phone number

☐  Charged by the number of times of effective inquiries: RMB[REDACTED][33] each time

☐  Charged on a fixed-quantity package basis, and any effective inquiry exceeding the cap for use of information will be charged at RMB[REDACTED][34] each time

		Fixed-Quantity Package Cap for Effective Inquiry	Fixed-Quantity Package Price (RMB0,000)

		☐ 150 million inquiries/year	[REDACTED][35]

		☐ 45 million inquiries/year	[REDACTED][36]

		☐ 7.5 million inquiries/year	[REDACTED][37]

The term “effective inquiry” means an inquiry with a feedback score between 1 point and 100 points. For this purpose, a Year shall commence from the end of a free period (if any).

[31]	Confidential treatment requested
[32]	Confidential treatment requested
[33]	Confidential treatment requested
[34]	Confidential treatment requested
[35]	Confidential treatment requested
[36]	Confidential treatment requested
[37]	Confidential treatment requested

☐ Out-of-Contact Information Recovery	Provision of contact information of a User who is in default and out of contact to help mitigate the loss of a merchant	The original price is RMB[REDACTED][38] each time, which is currently reduced to RMB[REDACTED][39] each time	Charged by the number of times of effective inquiries. The term “effective inquiry” means an inquiry in response to which Zhima Credit has fed back to the Company any one or more of contact means of a User. Contact means include mobile phone number and address of a User.

Notes:

1. Excess Progressive Price of Industry Watchlist:

Staged Quantity Level (0,000 persons)	0-5	5-10	10-50	50-100	100

Price of Industry Watchlist (RMB/person)	[REDACTED][40]	[REDACTED][41]	[REDACTED][42]	[REDACTED][43]	[REDACTED][44]

2. Excess Progressive Price of DAS Products:

Staged Quantity Level (0,000 persons)	0-50	50-100	100-500	500-1000	1000

Unit Price of DAS Base Package (RMB/person)	[REDACTED][45]	[REDACTED][46]	[REDACTED][47]	[REDACTED][48]	[REDACTED][49]

Unit Price of DAS Core Fields(RMB/person/field)	[REDACTED][50]	[REDACTED][51]	[REDACTED][52]	[REDACTED][53]	[REDACTED][54]

[38]	Confidential treatment requested
[39]	Confidential treatment requested
[40]	Confidential treatment requested
[41]	Confidential treatment requested
[42]	Confidential treatment requested
[43]	Confidential treatment requested
[44]	Confidential treatment requested
[45]	Confidential treatment requested
[46]	Confidential treatment requested
[47]	Confidential treatment requested
[48]	Confidential treatment requested
[49]	Confidential treatment requested
[50]	Confidential treatment requested
[51]	Confidential treatment requested
[52]	Confidential treatment requested
[53]	Confidential treatment requested
[54]	Confidential treatment requested

3. Such staged accumulated quantity of information used shall be aggregated during the term of each agreement respectively, and if the accumulated quantity reaches a higher level, a more favorable price shall only be offered for the portion of information used in excess of the original level.

For example: If the Company has used a fee-based Industry Watchlist for 60,000 persons (any subsequent free use of information on a User will not be included in the accumulated quantity after a service fee has been collected for the first time), the fee payable by it shall be calculated as follows: 49999*RMB[REDACTED]55+10001*RMB[REDACTED]56;

If the Company has used a fee-based DAS Base Package for 600,000 persons (any subsequent free use of information on an element will not be included in the accumulated quantity after a service fee has been collected for the first time), the fee payable by it shall be calculated as follows: 49999*RMB[REDACTED]57+10001*RMB[REDACTED]58.

☐  Advance Payment

1. The Company shall pay to Zhima Credit an advance payment of RMB         20 Days before the earliest to expire of the free periods for any types of service or sub-service selected by the Company hereunder; for each subsequent Month, Zhima Credit will deduct from the advance payment of the Company the amount of service fee for services actually provided in accordance with Appendix 1 hereto in a real-time manner, and issue a settlement sheet and a VAT special invoice with an amount equivalent to that deducted for the Month in the following Month.

[55]	Confidential treatment requested
[56]	Confidential treatment requested
[57]	Confidential treatment requested
[58]	Confidential treatment requested

2. If the advance payment deposited by the Company with Zhima Credit is deducted until RMB             is left, the Company shall make an additional payment to Zhima Credit to make up the deficiency until the advance payment amounts to RMB            . If the advance payment deposited by the Company with Zhima Credit is deducted until no money is left and the Company fails to make up the deficiency, Zhima Credit shall have the right to suspend or terminate this Agreement. In the case of termination of this Agreement for any reason, Zhima Credit shall refund to the Company any remaining amount of the advance payment (if any).

3. All amounts payable by the Company shall be paid to the following account of Zhima Credit.

Bank Account of Zhima Credit:

Bank Account: Account No.: [REDACTED][59] Account Name: [REDACTED][60] Bank: [REDACTED][61]	Alipay Account: Account ID: [REDACTED][62] Account holder: [REDACTED][63]

[59]	Confidential treatment requested
[60]	Confidential treatment requested
[61]	Confidential treatment requested
[62]	Confidential treatment requested
[63]	Confidential treatment requested

4. Billing period for Industry Watchlist and DAS products: In the case of any use by the Company of DAS Base Package/Core Fieldsfor the same User, only the first use of such lists will be charged within one Year after the first effective use thereof, regardless of how many times the lists are used during such Year; if such one year period suspends during the initial term of the relevant agreement and such agreement is renewed, then the above provisions are applicable to the remaining Days of such Year within the renewal term if the agreement is renewed (such provisions are not applicable to free use).

5. If the service fee standard specifies charging by the number of times of inquiries, the Company shall be charged separately for each inquiry, whether about the information on the same User or not; if the service fee standard specifies charging based on effective inquiries, only those inquiries in response to which specific results as agreed in advance are fed back will be charged, and those inquiries without feedback or in response to which no specific results as agreed in advance are fed back will not be charged.

6. In the case of termination of this Agreement for any reason, if the Company has fully paid fixed-quantity package fees while the quantity of products charged on a fixed-quantity package basis falls below the fixed-quantity package cap, Zhima Credit will not refund the fixed-quantity package fees; if the Company has not fully paid fixed-quantity package fees, it shall fully pay such fixed-quantity package fees.

Business of the Company Using Zhima Credit Services	Purpose of Use of User Information
☒ Personal loan business	☒ Evaluation by the Company of the transaction terms relating to the provision of its products to a User and/or relevant decision making

☐ Credit card business

☐ Other business:	☐ Evaluation by the User of the Company of the transaction terms entered into between such User and other Users and/or decision making

The Company agrees to provide a duplicate of its valid business license and business background information upon the request of Zhima Credit for the purpose of business reputation verification. By executing this Agreement, the Company agrees to enter into a legal and valid agreement with Zhima Credit and accept all terms and rules set forth in Appendix 1 – “Services, Fees and Settlement” and Appendix 2 – “Information Feedback Rules” to this Agreement, and acknowledges that all information and documents provided to Zhima Credit, including, without limitation, the duplicate of business license, are complete, true and correct. In the case that the Company needs any additional product, the Parties may execute a supplement to this Appendix 1, which supplement shall constitute a supplementary agreement to this Agreement once it is affixed with the seals of the Parties.

This Agreement is executed in four counterparts, with each Party holding two counterparts, all of which shall be equally valid.

This Agreement has been entered into by the Parties hereto as of the later date of seal below (“Effective Date”).

Zhima Credit: Zhima Credit Management Co., Ltd.	Company: Beijing Happy Time Technology Development Co., Ltd.

Seal: (Seal of Zhima Credit Management Co., Ltd.)	Seal: (Seal of Beijing Happy Time Technology Development Co., Ltd.) (Seal of Qufenqi (Beijing) Information Technology Co., Ltd.)

Date: February 25, 2016	Date: February 29, 2016

Appendix 2

Information Feedback Rules

These Information Feedback Rules set forth the relevant information fields fed back by the Company to Zhima Credit and their meanings, descriptions and whether they are Adverse Information. The Company shall provide feedback according to the information type, information field, feedback cycle and requirements set forth in the list below and specify whether certain information is Adverse Information or not. Any failure of the Company to provide information feedback in accordance with this Appendix and other provisions of this Agreement shall be deemed as a material breach of this Agreement.

Rules on Feedback from Financial Company Engaging in Loan-extending Business

Scope of Application	This version applies to companies engaging in loan-extending business.

Data Feedback Frequency

Support two data feedback models: T+1 Day feedback and monthly feedback

☒  To feed back each Day any new information or information subject to change of the immediately preceding Day

☐  To feed back at the beginning of each Month (in principle no later than the 5th Day of each Month) any new information or information subject to change of the immediately preceding Month

Data Feedback Principle	Data feedback required at the time of completion of approval, disbursement, repayment and payoff of a loan. Feedback required at each date of repayment since the disbursement of loan.

Detailed Description of Data Item	The information required to be fed back is business information. Feedback requirements are as follows:
	Business information includes, without limitation, the basic information, loan information, repayment information and overdue repayment information of a loan account	See Exhibit: Business Information

Data Format

1. If the time is accurate to a second, the format shall be as follows: 2015-08-30 12:59:58

2. If the time is accurate to a Day, the format shall be as follows: 2015-01-01

3. If the time is accurate to a Month, the format shall be as follows: 2015-01

4. Currency unit shall be RMB

	Field	Meaning	Description
Input Parameter Information	user_name	Name of a User
	user_credentials_type	Type of credential

0-Identity Card;

1- Residence Booklet;

2-Passport;

3-Army ID Card for Military Officer;

4- Army ID Card for Soldier;

5-Mainland Travel Permit for Hong Kong and Macao Residents;

6-Mainland Travel Permit for Taiwan Compatriots;

7-Temporary Identity Card;

8-Foreigner Residence Certificate;

9-Police Certificate;

A-Hong Kong Identity Card;

B-Macao Identity Card;

C-Taiwan Identity Card;

X-Other credentials.

The default credential is identity card, and currently no other type of credential is acceptable.

	user_credentials_no	Number of credential	Capital letter X shall be used for the last ID card number which is roman alphabet

Business Information	order_no	Business No.

(Primary Key)

The sole identifier to identify a loan or credit card account within the system of data reporting institution. Such as, order no., application id in the case that no loan is extended and etc., each of which shall be determined according to the actual data provided by the data feedback institution.

	biz_type	Business type	Code Table: 1-Loan;
	order_status	Status of business	01-approved 02-unapproved 03-waived by the user 04-disbursed
	create_amt	Disbursed amount	The amount of loan disbursed at the present time

	pay_month	Month of repayment

(Primary Key)

In which standard Month this repayment shall belong to, please refer to the criteria adopted by the People’s Bank of China.

As to the loan with fixed repayment period:

The number of Months for repayment of this loan that is converted from the aggregate number of repayment periods shall be filled in this data item, and the rule of conversion is as follows:

•    If the repayment is made on a daily basis: divided by 30.42

•    If the repayment is made on a weekly basis: divided by 4.33

•    If the repayment is made on a monthly basis: the actual aggregate number of repayment periods

•    If the repayment is made on a quarterly basis: multiply 3

•    If the repayment is made on a semi-annual basis: multiply 6

•    If the repayment is made on an annual basis: multiply 12

•    As to the fixed-period loan marked with “Other” repayment frequency, the number of Months for repayment of this loan shall be calculated on the basis of the aforementioned rule of conversion for the loans with daily, weekly, monthly, quarterly, semi-annual and annual repayment. For example, if the repayment is made on a “biweekly” basis, the number of Months for repayment of this loan = aggregate number of repayment periods ÷4.33× 2

As to the loan with non-fixed repayment period:

•    If the repayment is made on an irregular basis, please fill in with the letter U

•    If the repayment is made on a one-time basis, please fill in with the letter O

•    If the repayment frequency is marked as “Other”, please fill in with the letter X

As to the credit card repayment, please fill in with the letter C.

gmt_ovd_date	Due date

yyyy-mm-dd

If the business type is a loan:

As to the loan with monthly repayment, please fill in with “due date” of the current period;

As to the loan with non-monthly repayment, please fill in with the last Day of the current Month;

As to the loan that remains outstanding after the due date, please fill in with the last Day of the current Month.

overdue_cnt	Number of periods of current overdue repayments	If the business type is loan, the number of periods of the loans that currently fall due but is unpaid shall be filled out in this data item, and the matured loans shall not be taken into account on an accumulative basis after their maturity.

	overdue_amt	Aggregate amount of current overdue repayments

If the business type is loan, the sum of the principal and interest of the loan that currently falls due but is unpaid.

It should be specifically noted that when there is a decimal number less than 1 appearing in the calculation of this data item, such decimal number shall be rounded up to the nearest whole number if the data feedback institution believes that relevant loan becomes overdue, otherwise, such decimal number shall be rounded down to zero.

	gmt_pay	Payoff date	The loan payoff date, which shall be filled out in the form of yyyy-mm-dd

Supplementary Information	memo	Notes	Other supplementary matters

Business License

(Duplicate) (1-1)

Unified Social Credit Code 91110108097174727A

Name: Beijing Happy Time Technology Development Co., Ltd.

Type: Other limited liability company

Domicile: Unit 1, 12/F, Building No.1, Court No.1 Danling Street, Haidian District, Beijing

Legal Representative: Min Luo

Registered Capital: RMB 1313.398248

Incorporation Date: April 9, 2014

Term of Operation: from April 9, 2014 to April 8, 2034

Scope of Business: technology promotion services; economic and trading consulting; enterprise management consulting; computer system services; enterprise management; project investment; investment management; asset management; investment consulting; enterprise planning; organization of culture and art exchange activities (excluding performance); literary and artistic creation; conducting exhibition and display activities; conference services; industrial art design, computer animation design; product design; design, production, agency and publication of advertisement; sale of electronic products, communication equipment, sports products, clothing, shoes and hats, daily necessities, stationery and medical devices of Class I; guarantee for economic agreements (excluding any financing guarantee). (Any business item subject to approval according to laws shall be carried out after being approved by relevant competent authorities on the basis of the specific content of business so approved.)

Registration Authority    (Seal)

January 6, 2016

Note: The annual report of the last year shall be submitted and published through the National Enterprise Credit Information Publicity System during the period from January 1to June 30 of each year.